EXHIBIT 99.1

February 2, 2010 2:00 p.m. Pacific Time

Company Press Release

SOURCE:              Cowlitz Bancorporation

CONTACTS:         Richard J. Fitzpatrick, President and CEO

                                Gerald L. Brickey, CFO

(360) 423-9800

Cowlitz Bancorporation Announces Fourth Quarter 2009 Financial Results

LONGVIEW, Wash., February 2, 2010/PRNewswire/ --

Flash Results

Cowlitz Bancorporation (NASDAQ: CWLZ)

                                                      (Numbers in Thousands, Except Per Share Data)

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2009	2008	2009	2009	2008
Net Interest Income	$2,691	$5,174	$3,669	$14,385	$21,895
Provision for Credit Losses	5,863	1,700	6,368	19,431	17,595
Noninterest Income	718	794	3,907	6,246	1,683
Noninterest Expense	7,633	3,152	5,270	23,765	19,413
Pre-tax Income (Loss)	(10,087)	1,116	(4,062)	(22,565)	(13,430)
Income Taxes	-	429	-	8,921	(5,332)
Net Income (Loss)	($10,087)	$687	($4,062)	($31,486)	($8,098)
Diluted EPS	($1.96)	$0.13	($0.79)	($6.14)	($1.60)
Total Period End Loans			$374,361	$346,100	$433,215
Total Period End Deposits			$535,479	$523,771	$521,570

Cowlitz Bancorporation (NASDAQ: CWLZ) reported a net loss of $10.1 million, or ($1.96) per diluted share, for the quarter ended December 31, 2009 compared with net income of $687,000, or $0.13 per diluted share, during the same period of 2008.  The current quarter’s results included the following charges: a $5.9 million provision for credit losses; a $1.8 million goodwill impairment charge and an increase in the deferred tax asset valuation allowance of $3.0 million. For the year ended December 31, 2009, the Company reported a net loss of $31.5 million compared with a net loss of $8.1 million for the year 2008. The full year 2009 results included the following charges: a $19.4 million provision for credit losses; a $1.8 million goodwill impairment charge and a deferred tax asset valuation allowance of $16.8 million. The non-cash goodwill impairment and deferred tax asset valuation charges did not have a significant effect on Cowlitz Bank’s regulatory ratios.

“Our nonperforming assets declined this quarter, the first decline since nonperforming assets began increasing in the second quarter of 2008. However, we expect the next few quarters will remain challenging due to the weak economy, high levels of unemployment and continuing downward pressure on real estate values in the Pacific Northwest. The management team remains focused on reducing problem loans, maintaining liquidity and restoring the Bank’s regulatory capital,” stated Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary Cowlitz Bank.  “Capital markets currently remain largely inaccessible to small and mid-size banks with our profile.  Nevertheless, we will continue to work with our financial advisor to explore all available options for raising capital to strengthen the Bank.”

At December 31, 2009, the Bank was adequately capitalized by regulatory standards. The table below illustrates the capital ratios for Cowlitz Bank.

					To Be Well-Capitalized
					Under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2009
Total risk-based capital:
Bank	$ 30,620	8.16%	$ 30,023	>8.00%	$ 37,529	>10.00%
Tier 1 risk-based capital:
Bank	$ 25,860	6.89%	$ 15,012	>4.00%	$ 22,518	>6.00%
Tier 1 (leverage) capital:
Bank	$ 25,860	4.48%	$ 23,087	>4.00%	$ 28,859	>5.00%

As reported in the Company’s Form 8-K filing today with the SEC, Cowlitz Bank entered into a formal order with its regulators.  This order became effective January 27, 2010, and contained target dates to achieve certain objectives, as outlined in the Form 8-K filing.

“Our depositors and shareholders can be assured that we remain an FDIC insured bank and all FDIC insured deposits will continue to be covered. The order does not impose any penalties or fines on our Bank.” said Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation. “Our bank, like many in the Pacific Northwest, is facing challenges in this economy of unprecedented real estate devaluation and high unemployment.  The order is an agreement between our regulators and the Bank for us to take certain steps to improve the condition of the Bank, such as reducing problem asset levels and increasing capital. We are in agreement with the FDIC on our ultimate goals, which will result in the improved condition and performance of the Bank. We have been addressing, and will continue to address, these areas of concern.”

Mr. Fitzpatrick stated, “Most of the Bank’s loan portfolio has weathered the economic downturn well.  Many loans in our real estate construction portfolio, however, have been adversely affected by the economy and depressed real estate values. The double digit unemployment rate in our market continues to have a negative effect on our customers and community. Cowlitz Bank continues to have significant liquidity with $139.8 million of cash and short-term investments at the end of 2009, as well as available borrowing capacity with the FHLB and the Federal Reserve.  Despite the economic downturn, as a community bank, we will continue to work with our customers as they manage through this economic challenge.”

With our customers’ protection, security and satisfaction foremost in our commitment to customer first bankingTM, Cowlitz Bank has chosen to continue to participate in the FDIC’s Transaction Account Guarantee Program where the entire amount in all noninterest-bearing deposit accounts for participating banks are fully guaranteed by the FDIC through June 30, 2010.  This is in addition to, and separate from, the $250,000 coverage available under the FDIC’s general deposit insurance rules which are in effect until December 31, 2013.

Net loans totaled $346.1 million at December 31, 2009, compared with $433.2 million at December 31, 2008, a decrease of approximately 20 percent. On a linked-quarter basis, loans decreased $28.3 million, or approximately 8 percent, from September 30, 2009. The loan reduction reflects management’s efforts to reduce real estate loans specifically, and total loans in general, to de-leverage the Bank and reduce capital requirements.

Nonaccrual loans at December 31, 2009 totaled $51.3 million, down from $56.3 million at September 30, 2009. Nonaccrual loans totaled $15.7 million at December 31, 2008.  The largest loan segment of nonaccrual loans continues to be real estate construction.  Nonperforming real estate construction loans represented 43 percent of total non-accruing loans at December 31, 2009.  Loans placed on nonaccrual during the quarter totaled $9.3 million. Of these loans, $3.6 million were real estate construction/development and related loans and $2.2 million were commercial real estate loans.  Commercial and industrial loans placed on nonaccrual in the fourth quarter of 2009 totaled $3.4 million and related to several borrowers.  As a percentage of total assets, nonperforming assets (defined as loans on nonaccrual and repossessed assets) were 10.1 percent at December 31, 2009, compared with 10.6 percent at September 30, 2009 and 3.5 percent at December 31, 2008.  The change in nonperforming assets in the fourth quarter of 2009 is shown in the table below.

(in thousands)	Balances Sept 30, 2009	Payments, Sales and Reductions	Increases	Balances Dec 31, 2009
Nonaccrual loans	$ 56,297	$ (14,345)	$ 9,302	$ 51,254
Other real estate	5,144	(1,438)	1,100	4,806
Total nonperforming assets	$ 61,441	$ (15,783)	$ 10,402	$ 56,060

The allowance for credit losses was 2.98 percent of loans at December 31, 2009 compared with 3.07 percent at September 30, 2009, and was 3.23 percent at December 31, 2008.  The Company reviews the loans in its portfolio regularly for impaired loans.  A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all interest and principal due.  Impaired loans totaled $49.7 million at December 31, 2009, compared with $53.1 million at September 30, 2009 and $15.7 million at year-end 2008.  Specific reserves were recorded on three loans totaling $2.1 million.  The remaining loans were charged down to their expected net realizable value. The ratio of the Bank’s book balance to total appraised collateral values of impaired loans was 59 percent at December 31, 2009.

The provision for credit losses was $5.9 million in the fourth quarter of 2009, down from $6.4 million in the third quarter of 2009 and up from $1.7 million in the fourth quarter of 2008.  The full year provision totaled $19.4 million and net charge-offs totaled $23.1 million for 2009.  Aggressive actions to reduce credit risk have accelerated the timing of charge-offs, but also resulted in a significant decrease in the exposure to land development and real estate construction loans, the loan categories having shown the most weakness during this prolonged recession. Since the end of the third quarter of 2008, real estate construction loans are down 56 percent and now constitute 13 percent of total loans compared with 22 percent at December 31, 2008.

Net loan charge-offs were $7.1 million in the fourth quarter of 2009, up from $3.5 million in the third quarter of 2009 and $2.0 million in the fourth quarter of 2008.  Charge-offs in the fourth quarter of 2009 consisted primarily of $6.3 million in real estate construction and related loans.  The level of charge-offs in 2009 primarily reflected the rapidly declining appraisal value of real estate collateral. The Company’s term single-family residential real estate mortgage portfolio has not experienced any charge-offs in the last three years and only a nominal amount of past due loans.  The Company has incurred minimal charge-offs in its credit card portfolio.

“We remain committed to the aggressive disposition of troubled assets throughout this next year. While we have seen a rise in other categories of nonperforming loans, the inflow is still driven by continued weakness in the housing and construction markets,” stated Ernie Ballou, Vice President and Chief Credit Administrator. “Though we may see some negative migration in commercial loans, we remain cautiously optimistic because the portfolio is diversified, cash flow sources are varied and a large percentage of the loans are owner-occupied.”

Average earning assets in the fourth quarter of 2009 were $546.3 million, compared with $520.0 million in the fourth quarter of 2008. The Bank’s cash and cash equivalents averaged $140.6 million in the fourth quarter, compared with $46.9 million in the fourth quarter of 2008. The Company is currently maintaining a higher level of low-rate interest-bearing investments to provide a prudent level of liquidity for these economic times. Total average deposits were $537.2 million in the fourth quarter of 2009 compared with $500.4 million in the fourth quarter of 2008.

Net interest margin as a percentage was 2.06 percent for the fourth quarter of 2009, compared with 2.77 percent in the third quarter of 2009 and 4.11 percent in the fourth quarter of 2008.  Net interest income was $2.7 million in the fourth quarter of 2009, compared with $3.7 million in the third quarter of 2009 and $5.2 million in the same quarter last year. The Company’s net interest income for the year 2009 relative to 2008 was affected by several factors, including a long-term low interest rate environment for the year 2009, the amount of interest reversals, a shift in the mix of interest-earning assets towards lower yielding cash-equivalent investments, a higher level of nonperforming loans and a lower level of noninterest-bearing demand and low-cost money market deposit accounts. The Company estimates its excess liquidity reduced the net interest margin in the fourth and third quarters of 2009 by 74 and 58 basis points, respectively.

The Company’s yield on average earning assets in the fourth quarter of 2009 was 4.52 percent, compared with 5.37 percent in the third quarter of 2009 and 6.80 percent in the fourth quarter of 2008.   The Company estimates that foregone interest income on nonaccrual loans reduced the fourth and third quarters of 2009 average yields by approximately 63 basis points and 69 basis points, respectively.  Foregone interest income in the fourth quarter of 2008 reduced the net interest margin by approximately 13 basis points.

The average rate on interest-bearing liabilities fell to 2.69 percent in the fourth quarter of 2009 from 2.83 percent in the third quarter of 2009 and 3.21 percent in the fourth quarter a year ago.  Average funding costs have improved as deposits issued or maturing in 2009 were issued in a lower interest rate environment than in 2008.

The Bank is aggressively reducing loans to decrease its capital requirements.  Consequently, its total funding requirements will decrease.  To the extent the Bank has additional future funding needs, the Bank expects funding to come from retail deposits gathered through its branch network, internet deposit listing services, reductions in existing cash and short-term investments, as well as borrowing from the Federal Home Loan Bank.

Noninterest income was $718,000 for the fourth quarter of 2009, compared with $794,000 for the fourth quarter of 2008.  The decrease primarily related to the Bank’s international trade fees, which decreased due to the planned reduction in the number of nonresident relationships serviced by our Seattle-based international trade department and wire room that took place at the end of 2008.

Noninterest expenses in the fourth quarter of 2009 were $7.6 million compared with $3.2 million in the fourth quarter of 2008. The fourth quarter 2009 included a noncash goodwill impairment charge of $1.8 million and the fourth quarter 2008 included a non-cash credit of $1.2 million related to the ineffective portion of the change in fair value of the Company’s cash flow hedges.  Excluding these two items, noninterest expenses in the fourth quarter of 2009 were $5.8 million compared with $4.4 million in the fourth quarter of 2008.

Salaries and employee benefits were higher by $335,000 in the fourth quarter of 2009 compared with the fourth quarter of 2008, primarily due to the reversal in the fourth quarter of 2008 of previously accrued incentive compensation. Incentive compensation expense in the fourth quarter of 2009 was not significant.  FDIC deposit insurance assessments increased $438,000 and costs related to problem loans and foreclosed assets increased $570,000 compared with the fourth quarter of 2008.

Management evaluates goodwill for impairment on an annual basis as of December 31, or where circumstances indicate an impairment may exist.  Management determined that its goodwill asset was impaired based on the continued decline in stock values for financial services companies, including Cowlitz Bancorporation, which indicates that the value of goodwill for the industry, particularly for banks with a financial profile similar to ours, has been severely diminished. After considering both the quantitative and qualitative factors in its impairment analysis, management recorded a 100 percent impairment charge against this asset in the fourth quarter of 2009.

The Company’s tax provision for the fourth quarter of 2009 was zero and $8.9 million for the full year 2009. Beginning in the second quarter of 2009, the Company established a 100 percent valuation allowance against its net deferred tax asset. This action reflected the Company’s recent loss history and management’s assessment of the amounts and probability of sufficient income in future periods to utilize its deferred tax asset. Looking forward, any future reversals of the deferred tax asset valuation allowance, as a result of the Company returning to profitability, will decrease the Company’s income tax expense and increase its after tax net income in the periods of reversal. The table below shows the components of the total tax provision for the periods indicated.

(in thousands)	Fourth Quarter 2009	Full Year 2009
Benefit for income taxes excluding valuation allowance	$ (3,026)	$ (7,929)
Provision for deferred tax valuation allowance	3,026	16,850
Total provision for income taxes	$ -	$ 8,921

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in Washington and Oregon.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2008, and other filings with the SEC.  We make forward-looking statements in this release related to (i) the anticipated continuing weak economy, high levels of unemployment and downward pressures on real estate values, (ii) management’s focus on reducing problem loans, maintaining liquidity and restoring the Bank’s regulatory capital, (iii) our pursuit with the assistance of our financial advisor of capital raising activities, (iv) our achievement of the goals set forth in our recently issued regulatory Order, (v) the Bank’s continued borrowing capacity with the FHLB and Federal Reserve, (vi) our ability to dispose of nonperforming assets and without further write downs, (vii) an improving mix in loans and diminishing level of loan defaults and reserve requirements, (viii) the Bank’s ability to meet its liquidity needs, and (ix) our ability to return to profitability to reverse our deferred tax asset allowance.

INCOME STATEMENT	Quarter Ended			Twelve Months Ended
	December 31, 2009	December 31, 2008	September 30, 2009	December 31, 2009	December 31, 2008
Interest income	$ 6,077	$ 8,692	$ 7,243	$ 28,595	$ 35,663
Interest expense	3,386	3,518	3,574	14,210	13,768
Net interest income	2,691	5,174	3,669	14,385	21,895
Provision for credit losses	5,863	1,700	6,368	19,431	17,595
Net interest income after provision
for credit losses	(3,172)	3,474	(2,699)	(5,046)	4,300
Non-interest income
Service charges on deposit accounts	209	237	222	889	801
Fiduciary income	197	130	189	799	609
International trade fees	13	119	14	110	580
Increase in cash surrender value of bank
owned life insurance	159	154	154	618	614
Securities gains (losses)	(9)	(80)	2	(94)	(1,924)
Gains on termination of interest rate
contracts	-	-	3,110	3,110	-
Other income	149	234	216	814	1,003
Total non-interest income	718	794	3,907	6,246	1,683
Non-interest expense
Salaries and employee benefits	2,197	1,862	1,981	8,305	9,202
Net occupancy and equipment expense	652	658	654	2,564	2,546
Data processing and communication	252	319	273	1,218	1,029
Professional fees	461	341	415	1,993	1,202
Federal deposit insurance	535	97	586	2,040	378
Foreclosed asset expense, net	630	171	181	1,095	2,418
Loan expense	201	90	215	867	360
Equity in limited partnerships losses	44	43	43	412	185
Interest rate contracts valuation adjustment	75	(1,209)	78	395	(1,134)
Goodwill impairment	1,798	-	-	1,798	-
Other expenses	788	780	844	3,078	3,227
Total non-interest expense	7,633	3,152	5,270	23,765	19,413
Income (loss) before income taxes	(10,087)	1,116	(4,062)	(22,565)	(13,430)
Income tax expense (benefit)	-	429	-	8,921	(5,332)
Net income (loss)	$ (10,087)	$ 687	$ (4,062)	$ (31,486)	$ (8,098)
Income (loss) per share:
Basic and diluted	$ (1.96)	$ 0.13	$ (0.79)	$ (6.14)	$ (1.60)
Weighted average shares outstanding:
Basic and diluted	5,134,093	5,123,314	5,133,945	5,126,626	5,075,307
Shares outstanding at period end	5,147,556	5,110,358	5,133,945	5,147,556	5,110,358
Number of full-time equivalent employees				111	114

	Quarter Ended			Twelve Months Ended
SELECTED AVERAGES	December 31, 2009	December 31, 2008	September 30, 2009	December 31, 2009	December 31, 2008
Average loans	$ 362,896	$ 436,462	$ 388,696	$ 399,091	$ 428,014
Average interest-earning assets	546,324	519,967	545,783	546,274	495,459
Total average assets	577,168	564,890	586,238	587,757	541,519
Average deposits	537,221	500,419	539,241	534,300	471,322
Average interest-bearing liabilities	499,543	436,559	501,913	494,415	399,475
Average equity	23,028	46,490	29,681	36,310	51,917

SELECTED BALANCE SHEET ACCOUNTS	December 31, 2009	December 31, 2008	September 30, 2009
Total assets	$ 555,701	$ 587,426	$ 578,287
Short term investments	130,890	2,146	108,868
Securities available for sale	48,491	64,064	52,867
Loans (bank regulatory classification):
Real estate secured:
One to four family residential	38,792	36,662	41,465
Multifamily	15,535	3,028	8,193
Construction	44,831	93,191	68,120
Commercial real estate	175,105	184,213	174,756
Total real estate	274,263	317,094	292,534
Commercial and industrial	69,726	113,991	79,663
Consumer and other	2,604	3,146	2,711
	346,593	434,231	374,908
Deferred loan fees	(493)	(1,016)	(547)
Loans, net of deferred loan fees	346,100	433,215	374,361
Goodwill	-	1,798	1,798
Deposits:
Non-interest-bearing demand	46,510	70,329	49,283
Savings and interest-bearing demand	59,615	29,674	57,043
Money market	34,452	72,465	32,980
Certificates of deposits	383,194	349,102	396,173
Total deposits	523,771	521,570	535,479
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	15,344	48,781	25,954

Book value per share	$ 2.98	$ 9.55	$ 5.06
Tangible book value per share	$ 2.98	$ 9.19	$ 4.71

	Quarter Ended			Twelve Months Ended
RATIOS ANNUALIZED	December 31, 2009	December 31, 2008	September 30, 2009	December 31, 2009	December 31, 2008
Return on average assets	-6.93%	0.48%	-2.75%	-5.36%	-1.50%
Return on average equity	-173.78%	5.88%	-54.30%	-86.71%	-15.60%
Return on average tangible equity	-188.50%	6.12%	-57.80%	-91.23%	-16.16%
Average equity/average assets	3.99%	8.23%	5.06%	6.18%	9.59%
Yield on interest-earning assets (TE)	4.52%	6.80%	5.37%	5.34%	7.33%
Rate on interest-bearing liabilities	2.69%	3.21%	2.83%	2.87%	3.45%
Net interest spread (TE)	1.83%	3.59%	2.54%	2.47%	3.88%
Net interest margin (TE)	2.06%	4.11%	2.77%	2.74%	4.55%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.

	Quarter Ended		Twelve Months Ended
ALLOWANCE FOR CREDIT LOSSES	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Balance at beginning of period	$ 11,490	$ 14,268	$ 13,994	$ 5,990
Provision for credit losses	5,863	1,700	19,431	17,595
Recoveries	1,169	37	2,032	99
Charge-offs	(8,223)	(2,011)	(25,158)	(9,690)
Balance at end of period	$ 10,299	$ 13,994	$ 10,299	$ 13,994
Components
Allowance for loan losses			$ 10,107	$ 13,712
Liability for unfunded credit commitments			192	282
Total allowance for credit losses			$ 10,299	$ 13,994
Allowance for loan losses/total loans			2.92%	3.17%
Allowance for credit losses/total loans			2.98%	3.23%

NON-PERFORMING ASSETS		December 31, 2009	December 31, 2008	September 30, 2009
Loans on non-accrual status		$ 51,254	$ 15,689	$ 56,297
Other real estate owned		4,806	4,838	5,086
Other foreclosed assets		-	-	58
Total non-performing assets		$ 56,060	$ 20,527	$ 61,441
Total non-performing loans to total loans		14.81%	3.62%	15.04%
Total non-performing assets/total assets		10.09%	3.49%	10.62%
Loans past due greater than 90 days and accruing		$ -	$ 6,247	$ -